Filed Pursuant to Rule 424(b)(5)
Registration No. 333-203498

SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED JULY 28, 2017

(To Prospectus dated April 17, 2015)

EXPLANATORY NOTE

This supplement is being filed to correct a computational error with respect to the registration fee table and accompanying footnotes that accompanied the prospectus supplement dated July 28, 2017 (the “July 2017 Prospectus Supplement”). The registrant registered shares of its common stock, $0.01 par value per share, having an aggregate offering price of up to $450,000,000, offered by means of the July 2017 Prospectus Supplement and an accompanying prospectus dated April 17, 2015 and pursuant to a Registration Statement on Form S-3 (Registration No. 333-203498) filed with the Securities and Exchange Commission on April 17, 2015. Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, the registrant offset the registration fees against a previously paid registration fee of which portions of the registration fee remained unused. Due to a computational error, the registrant incorrectly stated the amount of securities sold under the previous prospectus supplement, which resulted in an underpayment of the registration fee by $4,137. This filing is being made in order to correct the error and pay the remaining registration fee. This filing does not amend, modify or alter such prior filing in any other respect. No changes have been made to the July 2017 Prospectus Supplement or the accompanying prospectus.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share (1)	$450,000,000 (2)	$4,137 (3)

(1)	Includes rights to purchase the registrant’s Junior Participating preferred stock. Because no separate consideration is paid for these rights, they are not considered in the calculation of the maximum aggregate offering price and the registration fee.

(2)	The registrant has previously registered shares of its common stock, $0.01 par value per share, having an aggregate offering price of up to $250,000,000, offered by means of a prospectus supplement dated June 17, 2015 (the “June 2015 Prospectus Supplement”) and an accompanying prospectus dated April 17, 2015 and pursuant to a Registration Statement on Form S-3 (Registration No. 333-203498) filed with the Securities and Exchange Commission on April 17, 2015. Of those shares of common stock, shares of common stock having an aggregate offering price of $182,497,643 have been sold. As such, as of the dates of the July 2017 Prospectus Supplement and this prospectus supplement, shares of common stock having an aggregate offering price of up to $67,502,357 were not sold under the June 2015 Prospectus Supplement.

(3)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended, the registration fee is $52,155. Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, the registration fee of $6,490 that has already been paid and remains unused with respect to securities that were previously registered pursuant to the June 2015 Prospectus Supplement and were not sold thereunder is offset against the registration fee due for this offering. In addition, upon the filing of the July 2017 Prospectus Supplement, the registrant already paid $41,528 of the registration fee due for this offering, resulting in the balance of $4,137 due hereunder.